EXHIBIT 99 For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Announces New Capital Allocation Initiatives

Initiates Quarterly Dividend; Expands Share Repurchase Authorization by $100 million

DALLAS, September 14, 2018 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced new capital allocation initiatives.

Quarterly Dividend

On September 11, 2018, the Company’s Board of directors initiated a quarterly cash dividend of $0.15 per common share, payable on October 10, 2018 to shareholders of record on September 25, 2018.

Additional Share Repurchase Authorization

On September 11, 2018, the Board increased the Company’s total share repurchase authorization $100 million and extended the share repurchase program through the end of fiscal 2020. All other terms of the share repurchase program remain in effect. During the second quarter of 2018, we repurchased approximately 729,000 shares for $33.7 million, with an additional 212,000 shares for $11.3 million through September 11, 2018 during the third quarter. As of the same date, cumulatively, we had repurchased 4.8 million shares for $253.1 million. Including the additional authorization, we now have approximately $146.9 million available for share repurchases.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 117 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 38 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Dave & Buster’s Entertainment, Inc.

214.904.2202

arvind_bhatia@daveandbusters.com